                                                            EXHIBIT 2(a)
- -------------------------------------------------------------------------------

                            ASSET TRANSFER AGREEMENT

                                      among

                            CABOT SAFETY CORPORATION,

                               CABOT CANADA LTD.,

                              CABOT SAFETY LIMITED,

                               CABOT CORPORATION,

                        CABOT SAFETY HOLDINGS CORPORATION

                                       and

                      CABOT SAFETY ACQUISITION CORPORATION



                            Dated as of June 13, 1995

- ------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
1.   Transfer and Purchase of Assets; Assumption of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1.  Transfer and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.3.  Instruments of Conveyance and Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.5.  Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.6.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

2.   Closing; Exchange Consideration at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.1.  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.2.  Exchange Consideration; Closing Date Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.3.  Net Operating Assets Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

3.   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.1.  Representations and Warranties of Seller and Cabot . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             (a)  Due Organization; Power; Capacity; Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             (b)  Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             (c)  No Governmental Approvals or Notices Required; No Conflict  . . . . . . . . . . . . . . . . . . . . . . .  12
             (d)  Financial Information; Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
             (e)  Title and Condition of Properties; Absence of Encumbrances  . . . . . . . . . . . . . . . . . . . . . . .  13
             (f)  List of Properties, Contracts, Permits and Other Data . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             (g)  Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             (h)  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             (i)  Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             (j)  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             (k)  Government Licenses, Permits and Related Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             (l)  Compliance with Law and Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             (m)  Employee Benefit Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             (n)  Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             (o)  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             (p)  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
             (q)  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
             (r)  Entire Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             (s)  Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             (t)  Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             (u)  Capital Stock; Charter Documents; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             (v)  Prohibited Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             (w)  Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.2.  Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             (a)  Due Organization; Good Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


                                                                                                                           Page
                                                                                                                           ----
             (b)  Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             (c)  Governmental Approvals; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             (d)  Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             (e)  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     3.3.  Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

4.   Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.1.   Access to Information  . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.2.   Conduct of the Business  . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.3.   Further Actions  . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.4.   Antitrust Improvements Act . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     4.5.   Notification . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.6.   No Inconsistent Action.  . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.7.   No Solicitation. . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.8.   Corporate Name.  . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.9.   Tax Matters. . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.10.  Right to Update Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.11.  Ancillary Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     4.12.  Respirator Liability Retention Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

5.   Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     5.1.  Conditions Precedent to Obligations of Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             (a)  No Injunction, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             (b)  Antitrust Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             (f)  Management Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.2.  Conditions Precedent to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (a)  Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (b)  Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (c)  Officers' Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (d)  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (e)  Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             (f)  Consents, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (g)  Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     5.3.  Conditions Precedent to the Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (a)  Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (b)  Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (c)  Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (d)  Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             (e)  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

6.   Employees and Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.1.  Offer of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.2.  Existing Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                                                                                                                           Page
                                                                                                                           ----
7.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.1.   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.2.   No Liabilities in Event of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.3.   Return of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

8.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     8.1.   Sellers and Cabot Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     8.2.   Buyer Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.3.   Procedures for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.4.   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

9.   Indemnification for Taxes and Other Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     9.1.   Indemnification for Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     9.2.   Apportionment of Tax Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

10.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.1.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.2.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.4.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.5.  Binding Effect; Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.6.  Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.7.  Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.8.  No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.9.  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.10. Non-Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.11. Certain Securities Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.12. Section Headings; Table of Contents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.13. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.14. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.15. APPLICABLE LAW; JURISDICTION; VENUE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

Schedules

Schedule 1.1A                             -        Exchanged Assets
Schedule 1.6(d)                           -        Chickasha Property
Schedule 2.2(e)                           -        Assets Value Allocation
Schedule 3.1A                             -        Knowledge Parties
Schedule 3.1(c)                           -        Required Approvals and Consents
Schedule 3.1(d)(i)                        -        Certain Financial Information
Schedule 3.1(d)(ii)                       -        Business Plan
Schedule 3.1(e)(i)                        -        Encumbrances on Real Property
Schedule 3.1(e)(ii)                       -        Equipment
Schedule 3.1(f)(i)                        -        Contracts
Schedule 3.1(f)(ii)                       -        Owned and Leased Real Property
Schedule 3.1(f)(iii)                      -        Certain Licenses, Permits, etc.
Schedule 3.1(f)(iv)                       -        Intellectual Property
Schedule 3.1(h)                           -        Legal Proceedings
Schedule 3.1(i)                           -        Insurance; Discontinued Operations
Schedule 3.1(m)(i)                        -        Employee Benefit Plans
Schedule 3.1(m)(viii)                     -        Employment Agreements, Contracts, etc.
Schedule 3.1(m)(ix)                       -        Collective Bargaining Agreements
Schedule 3.1(m)(x)                        -        Welfare Benefit Fund Plans
Schedule 3.1(o)                           -        Certain Events
Schedule 3.1(q)                           -        Environmental Matters
Schedule 3.1(t)                           -        Tax Matters
Schedule 3.1(u)                           -        Capital Stock of Subsidiaries
Schedule 3.1(w)                           -        Affiliate Transactions
Schedule 3.2(e)                           -        Capital Stock and Holders
Schedule 9.4                              -        Schedule of Historical Tax Basis


Exhibits

Exhibit A                                 -        Form of Vestar Subscription Agreement
Exhibit B                                 -        Form of Trademark Coexistence Agreement
Exhibit C                                 -        Form of Stockholder Agreement
Exhibit D                                 -        Terms of Subordinated Notes
Exhibit E                                 -        Terms of Preferred Stock
Exhibit F                                 -        Form of Management Advisory Agreement
Exhibit G                                 -        Form of Closing Date Schedule



                                                                                                                     Page

        Defined Terms                                                                                               Section

     "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.4

     "Antitrust Division" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.4

     "Antitrust Improvement Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1

     "Assets"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(q)

     "Assumed Liabilities"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5

     "Assumption Agreement"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5

     "Benefit Arrangement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(m)(ii)

     "Business Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(d)(ii)

     "Buyer"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "Cabot"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "Cash Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2

     "CGB"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "Chickasha Property"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2(g)

     "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1

     "Closing Date"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1

     "Closing Date Schedule"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2

     "COBRA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)(x)

     "Code"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)(iii)

     "Common Stock"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2

     "CSC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "CSC Canada"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "Employee Benefit Programs"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(m)(ii)


                                                                                                                   Page

     "Encumbrances"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(e)

     "Environmental Laws" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(q)

     "Environmental Permits"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(q)

     "Equipment"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(e)

     "ERISA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)(i)

     "Exchanged Assets"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1

     "Financial Information"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)(i)

     "Foreign Sales Companies"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(g)

     "FTC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.4

     "GAAP"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)(i)

     "Group Health Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)(x)

     "Hazardous Substances"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(q)

     "Holdings Stock"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(a)

     "Indebtedness"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6(a)

     "Indianapolis Mortgage Indebtedness"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6(a)

     "Intellectual Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(p)

     "Investors Agreement"    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.1(c)

     "Inventory"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(f)

     "IRB Indebtedness"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6(a)

     "Material Adverse Effect"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(a)

     "Owned Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(f)(ii)

     "Plans"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(m)(i)

     "Preferred Stock"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2



                                                                                                                   Page

     "Seller" and "Sellers"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

     "Transferred Employees"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.1

                  ASSET TRANSFER AGREEMENT, dated as of June 13, 1995 (this "Agreement"), among CABOT SAFETY CORPORATION, a Delaware corporation ("CSC"), CABOT CANADA LTD., an Ontario corporation ("CSC Canada"), CABOT SAFETY LIMITED, a limited liability company formed under the laws of England ("CGB"; CSC, CGB and CSC Canada, collectively, the "Sellers"; each, a "Seller"), CABOT CORPORATION, a Delaware corporation ("Cabot"), CABOT SAFETY HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), and CABOT SAFETY ACQUISITION CORPORATION, a Delaware corporation ("New Cabot Safety"; together with Holdings, the "Buyer").

                              W I T N E S S E T H :

                  WHEREAS, Sellers own and operate a personal protection safety equipment and noise, vibration and shock control products business conducted through a Safety Products unit and a Specialty Composites unit (collectively, the "Business");

                  WHEREAS, upon and subject to the terms and conditions set forth herein, CSC desires to transfer certain assets to Holdings in exchange for Holdings Stock (as defined in subsection 2.2(a) of this Agreement); and

                  WHEREAS, upon and subject to the terms and conditions set forth herein, New Cabot Safety desires to buy (directly and through newly-formed subsidiaries) and Sellers desire to sell the Business and all assets in connection therewith (with exceptions as set forth herein), and New Cabot Safety is willing to assume (including through newly-formed subsidiaries) certain related liabilities and obligations of Sellers associated with the Business, all as hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.       Transfer and Purchase of Assets; Assumption of Certain Liabilities

                  1.1. Transfer and Purchase of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.1):

         (i) CSC shall convey, assign, transfer and deliver to Holdings all of its right, title and interest in and to those Assets (as defined below) listed on Schedule 1.1A (the "Exchanged Assets") in exchange for (i) the Holdings Stock (as defined in 2.2(a)) and (ii) $19,000,000, in a transaction which, together with Holdings' issuance of Holdings Stock to the holders set forth on Schedule 3.2(e) hereto, the parties intend to qualify as a transfer of Assets to a controlled corporation within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Section 351 Transfer");

         (ii) CSC shall sell, convey, assign, transfer and deliver to New Cabot Safety (and, with respect to certain Assets identified by New Cabot Safety, one or more wholly owned subsidiaries of New Cabot Safety designated in accordance with Section 10.7) all of its right, title and interest in and to all the Assets other than the Exchanged Assets in exchange for the Purchase Price (as defined in subsection 2.2(e) of this Agreement);

         (iii) CGB shall sell, convey, assign, transfer and deliver all of its right, title and interest in and to the Assets to a United Kingdom subsidiary of Buyer to which Buyer shall have assigned certain of its rights hereunder (the "U.K. Assignee");

         (iv) CSC Canada shall sell, convey, assign, transfer and deliver all of its right, title and interest in and to the Assets to a Canadian subsidiary of Buyer to which Buyer shall have assigned certain of its rights hereunder (the "Canadian Assignee"); and

         (v) each of Holdings, New Cabot Safety, and such assignees of New Cabot Safety shall purchase, acquire and receive, as the case may be, from such respective Sellers, all of the relevant Seller's right, title and interest in and to the Assets.

For the purposes of this Agreement, the term "Assets" shall mean all of the assets, rights, properties, claims, contracts and business of the Sellers of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, that are used in, arise from or otherwise relate to the Business, including, without limitation, the following to the extent they are used in, arise from or otherwise relate to the Business, other than the Excluded Assets:

                  (a) All contracts and agreements (whether or not entered into in the ordinary course of the Seller's business), including all unfilled purchase and sale orders, invoices, contracts and commitments;

                  (b) The leasehold interests in real property leased by each Seller and listed on Schedule 3.1(f)(ii), including all buildings, structures and other improvements situated thereon;

                  (c) The real property owned by each Seller and listed on
Schedule 3.1(f)(ii), including all buildings, structures and other improvements situated thereon;

                  (d) All accounts and notes receivable and other receivables (the "Receivables"), other than intercompany accounts and notes receivable, of each Seller in existence on or prior to the opening of business on the Closing Date (whether or not billed);

                  (e) All equipment, furniture, furnishings, fixtures, machinery, vehicles, telephones and other tangible personal property of each Seller (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of any Seller with respect to the Equipment;

                  (f) All inventories or raw materials, work in progress and finished goods and other supplies on hand, in transit or on order as of the opening of business on the Closing Date, including, without limitation, packaging material, stationery, forms, labels, directories and promotional materials (the "Inventory");

                  (g) All of the issued and outstanding capital stock and rights in respect of such capital stock of each entity listed in Schedule 3.1(u) and not designated otherwise by Buyer prior to the Closing Date (the "Foreign Sales Companies");

                  (h) All books and records, management information systems and software, and customer lists, vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings, processes, and quality control data;

                  (i) All sales promotion and selling literature and promotional and advertising materials;

                  (j) All licenses, permits or franchises issued by any domestic or foreign governmental authority or other third party;

                  (k) All security (including cash) deposited with third parties and security bonds which relate exclusively to the Business to the extent included in the calculation of the Net Operating Asset Amount;

                  (l) All goodwill and going concern value;

                  (m) All prepaid expenses as of the opening of business on the Closing Date;

                  (n) All claims against other parties, other than counterclaims to claims included in the Excluded Liabilities; and

                  (o) All of each Seller's right, title and interest in and to the following types of property (including all rights to sue for past infringement thereof) (collectively, the "Intellectual Property"):

                        (i) all United States and foreign registered and unregistered trademarks and service marks, trademark and service mark registrations, trademark and service mark applications for registration, trade names and the like (including such use, and only such use, of the "Cabot Safety" name as is permitted under the Trademark Coexistence Agreement in the form attached hereto as Exhibit B (the "Trademark Coexistence Agreement")), together with the goodwill connected with the use of and symbolized by such marks, names, registrations and applications for registration;

                        (ii) all United States and foreign patents, patent applications, and all other patent rights, copyrights, copyright registrations and copyright applications;

                        (iii) all information, recorded knowledge, surveys, engineering reports, manuals, catalogues, research data, proprietary information, know-how, trade and business secrets, photos, art work, editorial materials, formats, syndicated market research data, sales data and other similar information and all other intellectual property; and

                        (iv) all non-governmental licenses, sublicenses, covenants or agreements to which any Seller is a party, which relate in whole or in part to any items of the categories mentioned above in clauses (i) through (iii), including all trademark licenses.

                  1.2. Excluded Assets. Notwithstanding anything to the contrary in Section 1.1, it is expressly understood and agreed that the Assets shall not include the following assets (the "Excluded Assets"):

                  (a) assets (including, without limitation, assets of the type listed in Section 1.1) used or owned in connection with Cabot's and CSC Canada's carbon black business;

                  (b) any capital stock other than that of the Foreign Sales Companies;

                  (c) the tax returns, corporate minute books and stock ledgers of any Seller;

                  (d) all cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities, of the Sellers (even if otherwise used in the Business);

                  (e) the intercompany notes held by the Sellers other than intercompany notes between any Seller and any Foreign Sales Company;

                  (f) any accounts receivable due from Cabot or any of its wholly or partially owned subsidiaries, other than accounts receivable due from them to a Foreign Sales Company;

                  (g)  the Chickasha Property;

                  (h) any use of the Cabot Safety or Cabot names not specifically permitted under the Trademark Coexistence Agreement; and

                  (i) all services, agreements and contracts provided by Cabot and Sellers to the Business.

                  1.3. Instruments of Conveyance and Transfer. On the Closing Date, Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment, all in recordable form, where applicable, as are required under local custom and practice to vest in Buyer all right, title and interest of Sellers in and to the Assets, free and clear of any Lien (except for Permitted Encumbrances), and as will otherwise be in form and substance reasonably satisfactory to Buyer and Buyer's counsel; and
(b) transfer to Buyer originals of all contracts, agreements, commitments, books, records, files, certificates, licenses, permits, plans and specifications and other data included in the Assets, including, without limitation, computer tapes and computer-generated records. All materials referred to in subsection
(b) shall be delivered to Buyer in the form and order in which they are maintained by Sellers. Notwithstanding the foregoing clause (a), with respect to the Intellectual Property, Sellers shall deliver to Buyer at the Closing an omnibus assignment of the Intellectual Property included in the Assets and shall thereafter deliver to Buyer good and sufficient instruments of conveyance and assignment, all in recordable form, for all registered trademarks, patents, registered copyrights and pending applications with respect to any of the foregoing.

                  1.4. Further Assurances. From time to time after the Closing Date, Sellers, Cabot and any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with (an "Affiliate") Sellers or Cabot shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take or cause to be taken such other actions as Buyer may reasonably request in order more effectively to sell, convey, assign, transfer, and deliver to Buyer any of the Assets, or to enable Buyer to protect, exercise and enjoy all rights and benefits of Sellers with respect thereto, and as otherwise may be appropriate to carry out the transactions herein contemplated.

                  1.5. Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction of the conditions set forth in this Agreement and further subject to Section 1.6, on the Closing Date Buyer (or its subsidiaries, as the case may be) shall deliver to Sellers an assumption agreement (an "Assumption Agreement"), in form and substance reasonably satisfactory to the Sellers and Buyer, pursuant to which Buyer shall, on and as of the Closing Date, assume and agree to pay, perform and discharge when due, all liabilities and obligations of the Sellers (other than the Excluded Liabilities) relating to or arising out of the Business as conducted through the Closing Date, whether direct or indirect, absolute or contingent, contractual, tortious or otherwise. The liabilities and obligations assumed by Buyer (or its subsidiaries, as the case may be) in accordance with this Section 1.5 (other than the Excluded Liabilities described below) are sometimes hereinafter referred to as the "Assumed Liabilities."

                  1.6. Excluded Liabilities. Notwithstanding the foregoing, Buyer shall not assume any of the following liabilities (the "Excluded Liabilities"):

                  (a) any liability or obligation in respect of any Indebtedness other than the IRB Indebtedness and the Indianapolis Mortgage Indebtedness (for the purposes hereof, "Indebtedness" shall mean (i) all indebtedness for borrowed money, (ii) any other indebtedness evidenced by a note, bond, debenture or similar instrument, (iii) all obligations in respect of banker's acceptances and
(iv) any guarantee of any of the foregoing; the "IRB Indebtedness" means Indebtedness under the 6.4% Notes due 2003 under the Indenture in respect thereof dated September 1, 1978, with the Bank of Delaware, as Trustee, and the Bonds issued in connection with the Loan Agreement dated as of June 1, 1982, between the City of Indianapolis and Cabot; and the "Indianapolis Mortgage Indebtedness" means Indebtedness under the Note dated April 16, 1991, secured by the mortgage covering the property at 5457 West 79th Street, Indianapolis, Indiana);

                  (b) any liability or obligation relating to or otherwise arising under any litigation, proceeding or other claim against any Seller or any of their Affiliates which, to the best knowledge of Sellers or Cabot, is pending on or threatened in writing on or prior to the Closing Date, other than ordinary course product returns and warranty claims and other than accounts payable assumed by Purchaser pursuant to Section 1.5;

                  (c) any liability for or obligation in respect of Taxes, or any liability for the payment of any "excess parachute payment", as defined in
Section 280G of the Code;

                  (d) any liability relating to the parcel of real property located in Chickasha described on Schedule 1.6(d) or any improvements located thereon (the "Chickasha Property");

                  (e) except as specifically provided in Section 6.2 or related to accrued reimbursement, welfare, vacation and similar benefit obligations incurred in the ordinary course of business and reflected in the Financial Information, any liabilities or obligations relating to or arising under any employee or retirement benefit plan, program, arrangement or agreement maintained or contributed to by any Seller or their respective Affiliates;

                  (f) any cash overdraft liability;

                  (g) any liabilities or obligations that are not incidental to or do not arise out of or were not incurred with respect to the Business;

                  (h) liabilities or obligations under any contract, agreement or other arrangement not reflected in the Financial Information pursuant to which Cabot, any Seller or any of their respective Affiliates prior to the Closing Date agreed to sell any assets or business which was then owned by or conducted by any Seller or was otherwise then associated with the Business (other than sales of assets in the ordinary course of business), and any liabilities not reflected in the Financial Information to the extent related to any discontinued business of Sellers that is not included in the Business on the Closing Date, it being understood that notwithstanding any general reference in the Financial Information to the Rastronics business previously owned by Sellers, liabilities and obligations under the agreement pursuant to which such business was sold shall be an Excluded Liability;

                  (i) any liability or payable owing to Cabot or any of its Affiliates, other than liabilities owed to them by a Foreign Sales Company; and

                  (j) in the event and for so long as Respirator Liability Retention is in effect in accordance with Section 4.12, any liability or obligation relating to or otherwise arising under any litigation, proceeding or other claim against any Buyer or any Seller or any of their respective Affiliates or other parties with whom any Seller directly or indirectly has contractual liability sharing arrangements, which liability, proceeding or other claim sounds in product liability or related causes of action arising out of actual or alleged Respirator Medical Conditions caused or allegedly caused by the use of respirators or similar devices sold by the Sellers or their predecessors (including, without limitation, American Optical Corporation and its predecessors) prior to the Closing Date. "Respirator Medical Conditions" are medical conditions involving exposure to asbestos, silica or silica products. Respirator Medical Conditions are typically suspected to involve and/or diagnosed as asbestosis, mesothelioma, silicosis or related long latency diseases.

2.       Closing; Exchange Consideration at Closing

                  2.1. Closing Date. On and subject to the conditions herein set forth, the closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, located at 425 Lexington Avenue, New York, New York 10017-3954, at 10 a.m., New York City time, as soon as practicable following the expiration or termination of any waiting periods or extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), or at such other time and place as shall be agreed upon by the parties hereto. The actual time and date of the Closing are herein referred to as the "Closing Date".

                  2.2. Exchange Consideration; Closing Date Transactions. (a) In exchange for the Assets transferred to it by CSC pursuant to subsection 1.1(i) hereof, and subject to the terms and conditions of this Agreement, Holdings shall on the Closing Date (i) issue and deliver to CSC 42,500 shares of common stock of Holdings, par value $.01 (the "Common Stock"), (ii) issue and deliver to CSC a number of shares of its Preferred Stock (as defined below) having an aggregate initial stated value and liquidation preference equal to the Required Preferred Amount (the capital stock of Holdings delivered pursuant to the foregoing clauses (i) and (ii) being hereinafter referred to as the "Holdings Stock") and (iii) transfer to CSC $19,000,000 in cash. For the purposes hereof, the "Required Preferred Amount" shall be $22,500,000 if the funding contemplated by subsection 5.2(e) includes a tranche of long-term high-yield securities issued and sold by New Cabot Safety in the institutional high-yield debt market ("High Yield Securities"). If such funding does not include a tranche of High Yield Securities, the Required Preferred Amount shall be $25,000,000. "Preferred Stock" shall mean preferred stock of Holdings having the terms set forth in Exhibit E hereto.

                  (b) In consideration for the Assets transferred to it by CSC pursuant to subsection 1.1(ii) hereof, and subject to the terms and conditions of this Agreement, New Cabot Safety shall on the Closing Date (i) assume the Assumed Liabilities attributable to CSC (other than those being assumed by its designated subsidiaries pursuant to subsections 2.2(c) or (d) or pursuant to
Section 10.7) as provided in Section 1.5 and (ii) pay to CSC a purchase price, in cash, equal to the Cash Amount less the sum of the cash amounts set forth in clauses 2.2(a)(iii), (c) and (d) below. If, and only if, the funding contemplated by subsection 5.2(e) does not include a tranche of High Yield Securities, and the amount of funded senior bank debt financing (not including the working capital facility contemplated by subsection 5.2(e)) comprising such funding is equal to or greater than $135,000,000 but less than $145,000,000, on the Closing Date New Cabot Safety will issue and deliver to CSC Subordinated Notes in an aggregate principal amount equal to the excess, if any, of $145,000,000 over the aggregate amount of such senior bank debt financing provided on the Closing Date. For the purposes hereof, the "Cash Amount" means an amount equal to $205 million less (i) $8.5 million (common equity contribution) less (ii) the agreed value (based, as applicable, on the price per share of Common Stock paid by the other holders thereof on the Closing Date) of the management equity incentives issued by Holdings in substitution for equity options currently held by members of CSC management less (iii) the Required Preferred Amount, less (iv) the amount equal to the principal amount of IRB Indebtedness and Indianapolis Mortgage Indebtedness outstanding on the Closing Date and accrued and unpaid interest thereon at the Closing Date, less (v) the aggregate principal amount of Subordinated Notes, if any, issued and delivered to CSC on the Closing Date, as provided above. For purposes hereof, "Subordinated Notes" means the notes of New Cabot Safety having the terms set forth in Exhibit D hereto.

                  (c) In consideration for the Assets transferred to it by CSC Canada pursuant to subsection 1.1(iii), and subject to the terms and conditions of this Agreement, the Canadian Assignee shall on the Closing Date (i) assume the Assumed Liabilities attributable to CSC Canada as provided in Section 1.5 and (ii) pay to CSC Canada a purchase price, in cash, equal to the Canadian Dollar equivalent of U.S. $6 million.

                  (d) In consideration for the Assets transferred to it by CGB pursuant to subsection 1.1(iii), and subject to the terms and conditions of this Agreement, the U.K. Assignee shall on the Closing Date (i) assume the Assumed Liabilities attributable to CGB as provided in Section 1.5 and (ii) pay to CGB a purchase price, in cash, equal to the British Pound Sterling equivalent of U.S. $16 million.

                  (e) The value of the consideration paid or exchanged pursuant to subsection 2.2(b), (c) and (d) above (the "Purchase Price") shall be allocated among New Cabot Safety and its Subsidiaries in the manner set forth in
Schedule 2.2(e). Buyer and Sellers agree to act in accordance with such allocations in all Tax returns, reports and filings unless otherwise required under applicable law. All payments of the cash portion of the Purchase Price delivered to the Buyer pursuant to this Section 2.2 shall be made to the order of the Sellers on the Closing Date in New York City in immediately available funds to such account or accounts as CSC shall have advised Buyer in writing no less than two business days prior to the Closing Date.

                  2.3. Net Operating Assets Adjustment. (a) Not later than 60 days following the Closing Date, Buyer shall cause a schedule (the "Closing Date Schedule") in the form of Exhibit G setting forth the Net Operating Asset Amount (as defined below) to be prepared. Upon the availability thereof, Buyer shall deliver such Closing Date Schedule to CSC, accompanied by a certificate of the chief financial officer of Buyer stating that the Closing Date Schedule has been prepared in accordance with GAAP, consistently applied, and the requirements of this Agreement and represents fairly in all material respects the Net Operating Assets Amount. Sellers shall make available to Buyer, at Buyer's expense, such books and records relating to the Business as are in the possession or under the control of Sellers as are reasonably necessary to facilitate the preparation of the Closing Date Schedule. Cabot, Sellers, and their independent accountants shall be afforded access to any work papers prepared by Buyer or their independent accountants in the preparation of the Closing Date Schedule. If the Net Operating Assets Amount reflected on the Closing Date Schedule is less than $72,000,000, CSC shall make a cash payment to Buyer within 12 months of the Closing Date in the amount of such difference (as established in accordance with paragraph (b) below, if necessary) together with interest from the Closing Date to the date of payment at the federal funds rate. If the Net Operating Assets Amount reflected on the Closing Date Schedule exceeds $72,000,000, Buyer shall make a cash payment to CSC within 12 months of the Closing Date in the amount of such difference (as established in accordance with paragraph (b) below, if necessary) together with interest from the Closing Date to the date of payment at the federal funds rate. Any dispute as to the Closing Date Schedule, the Net Operating Assets Amount or the amount of any payment to be made pursuant to this
Section 2.3 shall be resolved in accordance with subsection (b) below. For the purposes hereof, "Net Operating Assets Amount" shall mean (A) the sum of the book value of (i) net accounts receivable, (ii) net inventory, (iii) other net current assets and (iv) net property, plant and equipment less (B) the sum of
(i) payables, (ii) accrued liabilities and (iii) any other contingencies or reserves for Assumed Liabilities which, in accordance with GAAP, should be reflected on a balance sheet for the Business as of the close of business on the Closing Date. The book value of each item included in the Closing Date Schedule shall be prepared in accordance with GAAP and as otherwise specified in Exhibit G, provided that in no event shall any item be reflected therein if such item is not an Asset or is an Excluded Liability or if such item is a reserve or allowance that does not relate to an Asset or Assumed Liability.

                  (b) In the event Sellers dispute the Closing Date Schedule, the Net Operating Assets Amount or the amount of any payment to be made pursuant to this Section 2.3, Sellers shall, no later than 60 days after the date of delivery, describe to Buyer in reasonable written detail the basis for such dispute, and Buyer and Sellers shall promptly negotiate in good faith to resolve such dispute. If such dispute is not resolved within 30 days after Sellers have notified Buyer of its basis for such dispute, then the specific matters in dispute shall be submitted to a nationally recognized accounting firm mutually acceptable to Buyer and Sellers. Such firm shall resolve such dispute on the basis of the requirements for the Closing Date Schedule as set forth in this Agreement as applied to the books and records of the Business. Such firm shall be requested to provide its resolution of the matters in dispute within 30 days of the submission thereof to such firm. The determination of such firm, whose costs and expenses shall be borne equally by Buyer and Sellers, as to the Net Operating Assets Amount shall be final and determinative.

3.       Representations and Warranties

                  3.1. Representations and Warranties of Seller and Cabot. Each Seller and Cabot jointly and severally represent and warrant to Buyer as follows (provided that, as used herein, "to the best knowledge of Sellers and Cabot" means that Sellers and Cabot will be deemed to have knowledge of those matters (and only those matters) with respect to which any of the persons listed on
Schedule 3.1A have actual knowledge and that, as used herein, in the reasonable judgment of Sellers and Cabot means the reasonable business judgment of any of the persons listed on Schedule 3.1A):

                  (a) Due Organization; Power; Capacity; Good Standing. Each of Cabot and each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted by it. Each of Cabot and each Seller has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. Each Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing is a circumstance that would not reasonably be expected to have a material adverse effect on the condition (financial or other), results of operations, assets, properties, business or prospects of the Business, the Assets or the Assumed Liabilities or materially impair Sellers' or Cabot's ability to perform its respective obligations hereunder or under any other agreement contemplated hereby (herein called a "Material Adverse Effect").

                  (b) Authorization and Validity. The execution, delivery and performance by each of Cabot and each Seller of this Agreement and any other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the respective Board of Directors of such Seller and Cabot and the stockholders of such Seller, and by all other necessary corporate action. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Sellers or Cabot of this Agreement and any other agreements contemplated hereby and the consummation by Sellers and Cabot of the transactions contemplated hereby or thereby. This Agreement has been, and such other agreements will on the Closing Date be, duly executed and delivered by each of Cabot and each Seller, as applicable, and constitutes, or will constitute, as the cases may be, a valid and legally binding obligation of each of them, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (c) No Governmental Approvals or Notices Required; No Conflict. Except as set forth in Schedule 3.1(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Sellers or Cabot and the consummation by Sellers and Cabot of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court or administrative order, writ, judgment or decree applicable to any of the Assets, any Seller or Cabot, or any of their respective assets or properties, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) will not (with or without the giving of notice or the lapse of time or both) (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Cabot or any Seller under, or (y) result in the creation of any lien, mortgage, pledge, security interest, claim, charge, cloud, imperfection or encumbrance or other restriction of any kind or nature (collectively, "Encumbrances") upon all or any portion of the Assets or the Business pursuant to, the charter or by-laws of Cabot or any Seller or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which Cabot or any Seller is a party or by which Cabot or any Seller or any of their respective assets or business comprising any part of the Assets or Business is bound, except for such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Encumbrances which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as contemplated by Section 10.10, none of Cabot or any of the Sellers is subject to any obligation, agreement, commitment or restraint that in any way purports to limit the business that Buyer may engage in following the Closing.

                  (d) Financial Information; Liabilities. (i) The audited combined balance sheets of the Business as at September 30 for each of the years 1991 through 1994 and the unaudited combined balance sheets of the Business as at March 31, 1995 and the related combined statements of income and retained earnings and combined statements of cash flows for the fiscal year or six-month period ended on such dates, reported on (in the case of such audited financial statements) by Coopers & Lybrand, copies of which have been furnished to Buyer, present fairly the combined financial condition of the Business as at such dates and the combined results of the operations of the Business for the fiscal year or six-month period then ended, provided, that such interim statements do not include notes required by GAAP and are subject to year-end adjustments. The unaudited combined comparative balance sheets of the Business at March 31, 1995 and March 31, 1994, and the related unaudited combined statements of income of the Business for the six months ended on each such date, copies of which have been furnished to Buyer, present fairly the combined financial condition of the Business as of such dates, and the combined results of the operations of the Business for the periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied consistently throughout the periods involved ("GAAP"), except as noted therein. To the best knowledge of Sellers and Cabot, the Business did not have, at the date of the most recent audited balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment not reflected therein or in a footnote thereto or in the schedules to this Agreement, including Schedule 3.1(d)(i). All such financial statements, including the related schedules and notes thereto, are sometimes hereinafter referred to as the "Financial Information."

                  (ii) Except to the extent set forth on the schedules to this Agreement, in the unaudited financial statements for the fiscal quarter ended March 31, 1995 included in the Financial Information or incurred since March 31, 1995 in the usual, regular and ordinary course of Sellers' or the Foreign Sales Companies' business consistent with past practice or in accordance with the Business Plan set forth on Schedule 3.1(d)(ii) (the "Business Plan"), none of the Sellers or any Foreign Sales Company has, to the best knowledge of Sellers and Cabot, any material liabilities or material obligations relating to the Business (absolute, accrued, contingent or otherwise), whether due or to become due other than capital commitments incurred in the ordinary course of business or in accordance with the Business Plan.

                  (e) Title and Condition of Properties; Absence of Encumbrances. (i) Sellers have, and Buyer on the Closing Date will receive, good title to all the Assets (except for leased Assets, in which case the Seller has and Buyer shall receive a valid leasehold interest) free and clear of all Encumbrances and imperfections, except (1) Encumbrances for current taxes, assessments or governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, and (2) with respect to the Owned Real Property described on
Schedule 3.1(f)(ii), Encumbrances set forth on Schedule 3.1(e)(i), (3) with respect to the Assets, such imperfections of title, charges and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of such Assets or otherwise materially impair or interfere with the Business, (4) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent, (5) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return of money bonds and other similar obligations (other than obligations for the payment of borrowed money),
(6) other Encumbrances on the Assets arising out of the Assumed Liabilities which Encumbrances are listed or disclosed in the Schedules hereto or in the Financial Information and (7) Encumbrances disclosed on the schedules to this Agreement (the Encumbrances described in Clauses (1) through (7), collectively, the "Permitted Encumbrances"). Except as set forth in Schedule 3.1(f)(ii), none of the Sellers, directly or indirectly, owns or occupies any real property that is used in or as part of the Business.

                  (ii) To the best knowledge of Sellers and Cabot, Schedule 3.1(e)(ii) contains a complete and correct list as of a recent date specified in such Schedule of all Equipment owned by any Seller and used in the Business, where such Equipment was initially capitalized at an amount in excess of $5,000. To the best knowledge of Sellers and Cabot, there is not any material defect in the normal operating condition and repair of the Equipment that will prevent the Business from being operated in the ordinary course in a manner consistent with past practices. To the best knowledge of Sellers and Cabot, the Inventory included in the Assets is good and, in the case of finished goods, saleable, except to the extent of reserves therefor established as appropriate in the Financial Information.

                  (f) List of Properties, Contracts, Permits and Other Data. To the best knowledge of Sellers and Cabot:

                         (i) Schedule 3.1(f)(i) contains a complete and correct list of all oral and written contracts, operating, non-competition, acquisition, shareholder, marketing and servicing, loan, partnership, advertising, distribution, solicitation and hardware/software agreements, notes, guarantees, purchase commitments, promotional, lease and other agreements to which any Seller is a party and which relate to the Business or by which any of their respective assets or properties used by or included in the Business (including the Assets) is bound and which is not cancelable on thirty days or less notice (unless such cancellation would result in a penalty or liability to Buyer) involving aggregate consideration, payable after the date hereof, in excess of $100,000 in the case of any such agreement;

                       (ii) Schedule 3.1(f)(ii) contains a complete and correct list of (i) all real property owned by any Seller and used by or included in the Business and (ii) all real property agreements (including any amendments thereto) pursuant to which any Seller leases, subleases or otherwise occupies any real property used by or included in the Business (the "Real Property Leases"), and pursuant to the Real Property Leases such Sellers have validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder to the extent necessary for the operations of their respective properties and the conduct of their respective businesses;

                      (iii) Schedule 3.1(f)(iii) contains a complete and correct list of all licenses, permits and franchises issued by foreign or domestic governmental authorities or other third parties and necessary for, used in or affecting the conduct of the Business as currently conducted, except those licenses, permits or franchises the absence of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                       (iv) Schedule 3.1(f)(iv) contains a complete and correct list of (1) all registered trademarks and service marks, trademark and service mark registrations and applications, tradenames and corporate names, owned by any Seller, in each case used by or relating to the Business, (2) patents, patent applications and all other patent rights, copyrights, copyright registrations and applications owned by any Seller, in each case used by or relating to the Business and (3) all material non-governmental licenses or sublicenses granted by or to any Seller and other covenants or agreements to which any Seller is a party, which relate in whole or in part to any items of the categories mentioned above in this clause (iv), in each case used by or relating to the Business or to any other material proprietary rights, trade secrets, ideas or know-how owned or licensed by any Seller, in each case used by or relating to the Business, other than any of the foregoing the absence of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

True and complete copies of all documents (including all amendments thereto and waivers in respect thereof) referred to in the foregoing Schedules requested by Buyer have been delivered to Buyer. To the best knowledge of Sellers and Cabot, all rights, licenses, permits, leases, registrations, applications, contracts, agreements, commitments and other arrangements referred to in such Schedules are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Sellers is (and each other party thereto is not) in breach or default in the performance of any material obligation thereunder, and no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder or any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (g) Receivables. The Receivables of Sellers arose from bona fide transactions in the ordinary course of business consistent with past practice or the Business Plan.

                  (h) Legal Proceedings. To the best knowledge of Sellers and Cabot, except as set forth in Schedule 3.1(h), there is no litigation, proceeding or governmental investigation to which any Seller or Cabot is a party pending or threatened against it or relating to the Assets or the Business or the transactions contemplated by this Agreement which would, either individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect or which seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby. To the best knowledge of Sellers and Cabot, none of the Sellers is in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against any Seller or with respect to any of its assets or properties which violation would reasonably be expected to have a Material Adverse Effect.

                  (i) Labor. To the best knowledge of the Sellers and Cabot, (i) each Seller is in compliance in all material respects with all applicable laws relating to employment practices, terms and conditions of employment and wages and hours; (ii) there are no actions pending or threatened between any Seller and any of their respective employees, prospective employees, former employees, retirees or labor unions or other collective bargaining representatives representing their employees; (iii) no unfair labor practice complaints have been filed and remain outstanding against any Seller, and no Seller has received any notice or communication, in writing reflecting an intention or a threat to file any such complaint; (iv) there is no labor strike, dispute, slow-down or stoppage pending or threatened against any Seller; (v) no representation petition is pending with the National Labor Relations Board (or any other labor relations board) in respect of the Business; (vi) each Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees in their customary payment cycles;
(vii)
other than as set forth on Schedule 3.1(i), no Seller has closed any facility used in connection with the Business within the past three years, nor has any Seller committed to or announced any such action with respect to the Business for the future; (viii) no promises of benefit improvements under the Plans (as defined in subsection 3.1(m)) have been made by any Seller or any Affiliate thereof to any employee of the Business; and (ix) Sellers are in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, the non-compliance with which would reasonably be expected to have a Material Adverse Effect, in each case as the matters described in clauses (i) through
(ix) above relate to or affect the Business or the Assets.

                  (j) Intellectual Property. Sellers have, and will transfer to Buyer on the Closing Date, good title to all the Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.1(h), to the best knowledge of Sellers and Cabot, no claims have been asserted or are currently in dispute to the effect that the use of the Intellectual Property by any Sellers infringes on any intellectual property of any other person. Except as set forth in Schedule 3.1(f)(iv), to the best knowledge of Sellers and Cabot, Sellers own all material Intellectual Property used in Sellers' business as presently conducted.

                  (k) Government Licenses, Permits and Related Approvals. To the best knowledge of Sellers and Cabot, each Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the Business as presently conducted, except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (l) Compliance with Law and Requirements. Except as set forth on Schedule 3.1(l), to the best knowledge of Sellers and Cabot, each Seller has conducted the Business in compliance in all material respects with all applicable laws, ordinances, regulations, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (m)      Employee Benefit Programs.

                        (i) Schedule 3.1(m)(i) identifies each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, deferred compensation, severance, employment, change-in-control and all other employee benefit plans, policies, agreements and arrangements relating to the Business that are maintained, or otherwise contributed to by any Seller or any Affiliate of any Seller for the benefit of the employees or former employees of the Business (a "Plan" and, collectively, the "Plans").

                       (ii) With respect to each Plan, Sellers have delivered to Buyer a complete and accurate copy thereof and, to the extent applicable, (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if any; (C) the most recent summary plan description; (D) the most recent Form 5500 (and attached schedules); and (E) the most recent actuarial valuation reports.

                      (iii) Each Plan has been maintained and administered at all times substantially in compliance with all the terms thereof and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. Each Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or an application therefor has been made, as to its qualification and nothing has occurred which would cause the loss of such qualification.

                       (iv) No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) or liability arising under Title IV of ERISA has occurred with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

                        (v) With respect to each of the Plans which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date the assets of each such Plan are exceeded in value by the present value of the accrued benefits (vested and unvested) of the participants in such Plan on an ongoing basis by an amount not greater than $387,000 and on a termination basis by an amount not greater than $1,376,000, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation report (1994). All contributions required to be made to each Plan which is maintained for the benefit of employees located outside the United States (a "Foreign Plan") have been made and the present value of benefits accrued under each Foreign Plan does not exceed the value of the assets of such plan allocable to such accrued benefits.

                       (vi) Sellers have not contributed to or participated in any pension plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                      (vii) No material litigation or administrative or other proceedings involving the Plans have occurred, are pending or, to the best knowledge of Sellers and Cabot, are threatened.

                     (viii) To the best knowledge of Sellers and Cabot, except as set forth in Schedule 3.1(m)(viii), there are no other employment agreements, contracts or understandings with any employee of the Business.

                       (ix) Except as set forth in Schedule 3.1(m)(ix), there are no collective bargaining agreements which any Seller or their affiliates have entered into on behalf of any employees of the Business.

                        (x) Except as set forth on Schedule 3.1(m)(x), with respect to any Plan that is an employee welfare benefit plan, (1) no such Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (2) each such Plan that is a group health plan ("Group Health Plan"), as such term is defined in
         Section 4980B(g)(2) of the Code, substantially complies with the applicable requirements of Section 4980B(f) of the Code ("COBRA") and
         (3) each such Plan (excluding any such Plan covering union employees, retirees or other former employees) may be amended or terminated without material liability to Buyer on or at any time after the Closing Date.

                       (xi) Except as indicated on Schedule 3.1(m)(viii), no Plan exists which would result in the payment to any employee of the Seller of any money or other property rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

                  (n) Certain Fees. With the exception of fees and expenses payable to Merrill Lynch & Co., neither any Seller nor any of their officers, directors or employees or Affiliates has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                  (o) Absence of Certain Changes or Events. To the best knowledge of Sellers and Cabot, except as set forth in Schedule 3.1(o) or otherwise contemplated by the Business Plan, since March 31, 1995, there has not been (i) any material adverse change in the Assets or in the condition (financial or other), results of operations, prospects or business of the Business, (ii) any material damage, destruction or loss relating to the Business or assets of the Business, whether or not insured, (iii) any liability created or incurred which Buyer will assume under the Assumption Agreement other than liabilities created or incurred in the ordinary course of business, (iv) any Encumbrances other than Permitted Encumbrances created on any Asset, (v) except in the ordinary course of business or as may be consented to by Buyer, any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to Transferred Employees (as defined in Section 6.1), (vi) any material capital expenditures or commitment to make any such expenditures with respect to the Assets (except as may be necessary to maintain and protect the Assets or the Business and which under GAAP are treated as capital expenditures) or as to which Buyer will become obligated after the Closing pursuant to the Assumption Agreement, (vii) any condemnation proceedings commenced with respect to any Asset or notice received by any Seller as to the proposed commencement of any such proceedings, (viii) any rights of substantial value waived with respect to the Assets or the business of Sellers other than in the ordinary course of business or (ix) any sale or transfer of any Assets other than sales of goods and dispositions of obsolete property in the ordinary course of business. Since March 31, 1995, other than acts relating to the transactions contemplated by this Agreement, the Business has been conducted in all significant respects only in the ordinary course of business consistent with past practice or in accordance with the Business Plan.

                  (p) Disclosure. To the best knowledge of Sellers and Cabot, this Agreement, together with all other documents and instruments to be executed and delivered by Sellers in connection herewith, taken as a whole, does not present the Business and the Assets in a manner which is materially misleading.

                  (q) Environmental Matters. Except as indicated on Schedule 3.1(q), as reflected in the Financial Information, or set forth in any environmental study or survey performed on behalf of Cabot, Sellers or Buyer copies of which have been previously provided to Buyer, to the best knowledge of Sellers and Cabot:

                           (i) There are no actions, suits, proceedings, governmental investigations as to which Cabot or Sellers have received written notice, fines, penalties, liabilities or disabilities pending or threatened, in writing, as a result of any condition relating to the Business or any act or omission of Sellers with respect to the Business or the Assets which failed to comply with any provision or environmental cleanup standard under the Environmental Laws. Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act; the Clean Air Act, the Water Pollution Control Act (Clean Water Act); the Toxic Substances Control Act; the Emergency Planning and Community Right to Know Act; the Solid Waste Disposal Act and the relevant state counterparts of these laws and any regulations which are promulgated pursuant to such laws.

                           (ii) No claim, lawsuit, agency, proceeding, or other legal or administrative challenge has been brought concerning the ownership or operation of the Business or the Assets or the existence of any hazardous condition relating thereto during any Sellers' period of ownership of the Business. No governmental entity has served upon Seller any notice claiming any violation of any statute, ordinance or regulation relating to the environment or noting the need for any repair, construction, alteration or installation with respect to the Business or Assets, or requiring any change in the means or methods of conducting the operations of the Business or Assets.

                           (iii) The operations of the Business are and have been in material compliance with all Environmental Laws and with all permits issued pursuant to any Environmental Law and there is no condition that would reasonably be expected to interfere with such compliance in the future.

                           (iv) There has been no spill, discharge, release, or leak of any Hazardous Substance on any real property included in the Assets or used in connection with the Business during any Seller's period of ownership of the Business or at any other time. During the Sellers' period of ownership of the Business, Hazardous Substances have not been disposed of in any manner or to any location that would reasonably be expected to result in liability under any Environmental Law other than the normal risk of liability associated with disposing of Hazardous Substances at licensed sites.

                  Other than with respect to Routine Business Activities, no Hazardous Substances have been used, stored, produced or disposed of in connection with the Business. "Routine Business Activities" means the normal use of heating oil or natural gas, lubrication, cleaning and other substances used in manufacturing, building maintenance, office supplies in normal quantities, consumer products and gardening supplies commonly used for normal landscaping.

                  "Hazardous Substance" shall mean petroleum, asbestos and any substance which as of the date of this Agreement shall be listed as "hazardous" or "toxic" in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq., any applicable state law, or in the regulations promulgated implementing the foregoing.

                  (r) Entire Business. On the Closing Date, Sellers will transfer to Buyer all of the assets used by Sellers in and necessary for the conduct by Buyer of the Business, except for (i) the assets excluded from purchase hereunder pursuant to Section 1.2 and (ii) the services provided by Cabot to Sellers described in subsection 1.2(i) which will be discontinued pursuant thereto. There are no assets used in or otherwise comprising part of the Business (other than as described in clauses (i) and (ii) of the preceding sentence) that are owned by Affiliates of Cabot other than the Sellers. Since September 30, 1994, no Seller has paid or declared any dividend or made any distribution in respect of its stock other than cash dividends.

                  (s) Insolvency. After the Closing and upon any transfer of the Purchase Price following the Closing, none of the Sellers will (i) be insolvent;
(ii) have unreasonably small capital with which to engage in its businesses; or have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

                  (t) Tax Matters. Except as set forth on Schedule 3.1(t), (i) there are no liens with respect to Taxes (except for Permitted Encumbrances) upon any of the Assets; (ii) all Tax Returns required to have been filed (or required to be filed before the Closing) by the Foreign Sales Companies have been or will be timely filed; (iii) no extension of time within which to file any such Tax Return has been requested, which Tax Return has not since been, or will not be, timely filed; (iv) all Taxes required to be shown on such Tax Returns or otherwise due or payable by any Foreign Sales Company have been or will be timely paid; (v) all such Tax Returns are true, correct and complete in all material respects; (vi) there are no pending or threatened actions or proceedings for the assessment or collection of any Taxes against any Foreign Sales Company that will have a Material Adverse Effect on the Foreign Sales Companies either individually or in the aggregate; (vii) as of the Closing Date none of the Foreign Sales Companies shall owe any amount pursuant to any Tax sharing agreement or arrangement with Cabot or its Affiliates, nor will any Foreign Sales Company have any liability after the Closing Date in respect of any Tax sharing agreement or arrangement with Cabot or its Affiliates; and
(viii) the Sellers have paid all state, local and foreign sales, use, value added, ad valorem or similar taxes or have adequate reserves in their respective financial statements, or books and records, for the amount of any such sales, use, value added, ad valorem or similar taxes that have not been paid, whether or not such taxes are shown as being due on any return.

                  (B) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, windfall profits, and gains taxes, or other similar assessments of any kind, and (ii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service ("IRS") or any other governmental entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 3.1(t), references to any Foreign Sales Company shall include any former subsidiaries of any Foreign Sales Company for the periods during which any such corporations were owned, directly or indirectly, by such Foreign Sales Company.

                  (u) Capital Stock; Charter Documents; Subsidiaries. Schedule 3.1(u) sets forth all stock or other interest owned in any entity (other than a Seller or Cabot International Capital Corporation) by any Seller as part of the Business, together with a description of the business engaged in by each such entity. Cabot owns 100% of the issued and outstanding capital stock of CSC. CSC owns 100% of the issued and outstanding capital stock of CSC Canada.

                  (v) Prohibited Payments. To the best knowledge of Sellers and Cabot, neither any Seller nor any of their respective officers, directors, employees, agents or Affiliates has offered, paid, or agreed to pay to any person or entity, including any government official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose of or with the intent of obtaining or maintaining the Business.

                  (w) Affiliate Transactions. Schedule 3.1(w) lists all transactions entered into and continuing in effect by any Seller with Cabot, any Seller, any Affiliate of Cabot, or any directors, officers or employees of Cabot or Sellers (i) relating to the Business or affecting any of the Assets and involving aggregate consideration in the case of any such transaction or any series of similar or related transactions in excess of $100,000 to be paid by or to the Buyer after the Closing or (ii) the absence of which would be reasonably expected to have a Material Adverse Effect.

                  3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers and Cabot as follows:

                  (a) Due Organization; Good Standing and Power. Each of New Cabot Safety and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of New Cabot Safety and Holdings has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. Each of New Cabot Safety and Holdings is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have an adverse effect on the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

                  (b) Authorization and Validity. The execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and any other agreement contemplated hereby and the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (c) Governmental Approvals; No Conflict. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and the consummation by it of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court or administrative order, writ, judgment or decree applicable to Buyer or its assets or properties, except for the requirements of the Antitrust Improvements Act and except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, either individually or in the aggregate, reasonably be expected to have an adverse effect on Buyer's ability to perform its obligations hereunder, and (ii) will not (with or without the giving of notice or the lapse of time or both) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under, or in the creation of any Encumbrances pursuant to the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Encumbrances which would not reasonably be expected to have an adverse effect on Buyer's ability to perform its obligations hereunder.

                  (d) Brokers' Fees. With the exception of fees and expenses payable to Vestar Capital Partners, neither Buyer nor any of its officers, directors or employees, on behalf of Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                  (e) Capitalization. All of the shares of capital stock to be issued pursuant to Section 2.2, the Subscription Agreement and the agreements entered into with members of management pursuant to Section 5.2(g), upon issuance, will have been duly authorized and will be validly issued, fully paid and non-assessable, free from all preemptive or similar rights of any stockholder. Schedule 3.2(e), as updated on the Closing Date, sets forth a true and complete list of the authorized, issued and outstanding capital stock of Holdings, and all options in respect of capital stock of Holdings granted on or prior to the Closing Date.

                  3.3. Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, regardless of any investigations made by or on behalf of any party, but subject to all express limitations and other provisions contained in this Agreement.

4.       Agreements

                  4.1. Access to Information. Sellers agree to (a) give or cause to be given to Buyer and its employees, advisors and other representatives and potential financing sources such access, during normal business hours, to the offices, employees, properties, books and records of Sellers and the Foreign Sales Companies relating to the Business as Buyer may from time to time reasonably request and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Business and its properties (including the Assets) of Sellers, as Buyer may from time to time reasonably request. All such information and access shall be subject to the confidentiality provisions of the letter agreement previously executed in connection with the transactions contemplated hereby (the "Confidentiality Letter"), between Vestar Equity Partners, L.P. and Cabot, provided, however, that Cabot and CSC hereby agree that (i) the terms and provisions of such letter agreement shall be of no further effect upon the Closing to the extent relating to information regarding the Business and (ii) notwithstanding the provisions thereof, Buyer may, in connection with the financing described in subsection 5.2(e), disclose information relating to the Business to prospective lenders and purchasers of debt instruments, and arrangers, underwriters and placement agents in respect thereof, and their respective advisors and representatives, and as otherwise necessary in connection therewith provided that all persons to whom such information is disclosed shall first agree to be subject to confidentiality provisions substantially similar to the confidentiality provisions of the Confidentiality Letter (subject to the proviso to the immediately preceding sentence). Buyer and its employees, advisors and other representatives and potential sources of financing shall have access, in consultation with Sellers, to such representatives, officers and employees of Sellers and the Foreign Sales Companies as Buyer may reasonably request. After Closing, Buyer agrees to provide Sellers with reasonable access to information contained in the files and records of Sellers and the Foreign Sales Companies transferred to Buyer at Closing to the extent necessary for Sellers to prepare tax returns and other government mandated filings and respond to audits thereof No such information, files or records shall be destroyed by Buyer, without reasonable notice and first offering all such information, files and records to Cabot and Sellers.

                  4.2. Conduct of the Business. Sellers and Cabot jointly and severally agree that, except as required by this Agreement or otherwise consented to in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, each of the Sellers shall and shall cause each Foreign Sales Company to:

                  (a) operate the Business only in the ordinary course consistent with past practice or in accordance with the Business Plan and use its best efforts to preserve its present business organization intact, keep available the services of its present employees and preserve its present business relationships, in each case relating to the Business;

                  (b) maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner consistent with past practice or in accordance with the Business Plan and comply in all material respects with all laws applicable to or affecting the Business;

                  (c) maintain in full force and effect its current insurance with respect to its properties, employees and representatives;

                  (d) not enter into any contract, agreement or other commitment, without prior notice to Buyer, that is not terminable by the parties upon 30 days' notice or less or which involves aggregate consideration in excess of $100,000.00 other than in the ordinary course of business or in accordance with the Business Plan;

                  (e) not (i) dispose of or abandon any of the Assets, other than in the ordinary course of business or in accordance with the Business Plan,
(ii) enter into, change, waive or otherwise modify any material contract or agreement included in the Assumed Liabilities by which the Business or any Asset is or will be bound, other than in the ordinary course of business on a consistent basis or in accordance with the Business Plan, (iii) enter into or engage in any transaction included in the Assumed Liabilities with any Affiliate by which the Business or any Asset will be bound other than in the ordinary course of business or in accordance with the Business Plan and on an arm's-length basis, or (iv) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (f) not (i) permit or allow any of its properties and assets included in the Business (other than excluded Assets) to become subject to any Encumbrances other than Permitted Encumbrances, (ii) waive any material claims or rights relating to the Business other than in the ordinary course of business, (iii) except as set forth in Schedule 3.1(m)(viii) or (ix), grant any increase in the compensation or benefits of employees of the Business (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment) other than in the ordinary course of business or in accordance with the Business Plan, (iv) except as set forth in Schedule 3.1(m)(viii) or (ix), establish, enter into or adopt any employment agreement or collective bargaining agreement or other employee benefits arrangements with respect to any of its employees of the Business or modify or terminate any Plans, (v) enter into any agreements giving rise to trade and barter obligations by which the Business of any of the Assets will be bound or affected other than in the ordinary course of business or in accordance with the Business Plan, or (vi) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (g) not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except to the extent not affecting the Business, the Assets or the Assumed Liabilities;

                  (h) not incur any indebtedness for borrowed money, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Sellers or any Foreign Sales Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, in each case if the Business or any Asset would be bound or affected thereby after the Closing;

                  (i) except as contemplated by the Business Plan, not acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business or make or agree to make any capital expenditures with respect to the

Business except as may be necessary to maintain and protect the Business or the Assets and which under GAAP are treated as capital expenditures other than in the ordinary course of business;

                  (j) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), of or affecting the Business, except for the payment, discharge or satisfaction, of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the Business Plan or in accordance with their terms as in effect on the date hereof, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, in each case of or affecting the Business, other than in the ordinary course of business consistent with past practice or in accordance with the Business Plan;

                  (k) not change any material accounting principle relating to the Business;

                  (l) not settle or compromise any litigation which is included in the Assumed Liabilities;

                  (m) not terminate, without cause, any of John D. Curtin, Jr., Albert F. Young, Jr., or Bryan J. Carey as officers of CSC in the offices currently held by them;

                  (n) not declare any dividend or make any distribution with respect to its stock, other than cash dividends; and

                  (o) not authorize any of, or commit or agree to take any of, the foregoing actions.

                  4.3. Further Actions. (a) Subject to the terms and conditions hereof, Sellers and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts (without payment of money, commencement of litigation or the assumption of any material obligation): (i) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory to Buyer in form and substance) all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts, leases, licenses or agreements with Sellers or its Affiliates as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to assist Buyer in obtaining prior to the Closing Date all governmental licenses, permits, consents, approvals, authorizations, qualifications and orders as are necessary in order to enable Buyer to conduct the business of Sellers in the ordinary course as of and from the opening of business on the Closing Date. To the extent that any consent or approval is not obtained with respect to any contract, lease, license or agreement as contemplated above, this Agreement shall not constitute an assignment or an attempted assignment thereof. In each such case, Sellers agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract, lease, license or agreement, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other party or otherwise, and, in the case of any such lease, if Sellers and Buyer are unable to obtain the landlord's consent to assignment, Buyer shall enter into a sublease with the applicable Seller (unless landlord's consent to such sublease is required and cannot be obtained) which shall contain the terms of the applicable lease.

                  (b) Cabot and Sellers acknowledge that the Buyer currently intends that the financing contemplated by Section 5.2(e) will consist of $100,000,000 aggregate principal amount of High Yield Securities and $50,000,000 aggregate principal amount of funded senior bank debt financing. Sellers will provide customary assistance in connection with Buyer's efforts to raise such financing, including without limitation making senior management available for meetings with prospective lenders and investors.

                  (c) Buyer agrees that from and after the Closing, it will cooperate with Cabot and Sellers and provide them such reasonable assistance as they may reasonably request, including, without limitation access to employees, books and records, in connection with the defense or prosecution of any suit, claim, action or proceeding relating to the Excluded Liabilities or the Excluded Assets. Cabot and Sellers agree that from and after the Closing, each of them will cooperate with Buyer and provide Buyer such reasonable assistance as it may reasonably request, including, without limitation access to employees, books and records, in connection with the defense or prosecution of any suit, claim, action or proceeding relating to the Assumed Liabilities or the Assets.

                  4.4. Antitrust Improvements Act. Sellers shall timely and promptly make all filings which may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Sellers shall furnish to Buyer such information and assistance as Buyer may reasonably request in connection with Buyer's preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Sellers shall provide Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Sellers or their representatives, on the one hand, and the Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer shall timely and promptly make all filings which may be required by it in connection with the consummation of the transactions contemplated hereby under the Antitrust Improvements Act. Buyer shall furnish to Sellers such information and assistance as Sellers may reasonably request in connection with Sellers' preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. Buyer shall provide Sellers with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the Antitrust Division and their staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

                  4.5. Notification. Sellers shall notify Buyer and keep it advised of (i) any litigation or administrative proceeding pending or, to the best knowledge of Sellers and Cabot, threatened against any Seller or any Foreign Sales Company which would, if adversely determined, reasonably be expected to have a Material Adverse Effect; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the condition (financial or other), results of operations, assets, business or prospects of the Business.

                  4.6. No Inconsistent Action. Subject to Sections 7.1 and 7.2, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                  4.7. No Solicitation. Sellers and Cabot shall not solicit, initiate or knowingly encourage or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of the Assets or the Business or the stock of CSC or the Foreign Sales Companies (other than the provision of services in the ordinary course of business), whether such transaction takes the form of a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Business or participate in any discussions or negotiations regarding, or furnish any information with respect to, any such transaction, other than the transactions contemplated by this Agreement.

                  4.8. Corporate Name. Promptly following the Closing, CSC, CGB and CSC Canada shall amend their respective certificates of incorporation to change the name of such Seller set forth therein to any name not including the word Safety or another name similar thereto. On the Closing Date, New Cabot Safety will change its name to Cabot Safety Corporation. On the Closing Date, Cabot, the Sellers and the Buyer shall enter into an agreement substantially in the form of Exhibit B hereto with respect to the use of certain Intellectual Property.

                  4.9. Tax Matters. CSC and Cabot covenant and agree that: (i) CSC shall not liquidate, and Cabot shall not permit or cause CSC to liquidate, at any time within the three-year period following the Closing Date (the "Restricted Period"); (ii) CSC shall not sell, distribute or otherwise transfer any of the Holdings Stock that it received pursuant to this Agreement to Cabot or any affiliate of Cabot during the Restricted Period or sell, distribute, transfer or otherwise dispose of the Excluded Assets that it is retaining; (iii) CSC shall not merge, and Cabot shall not permit or cause CSC to merge, with or into Cabot, an affiliate of Cabot or any other entity during the Restricted Period; (iv) CSC and Cabot will take all action necessary to properly make and/or file a timely election under Section 197(f)(9)(b)(ii) of the Code to have CSC recognize the full amount of the gain it realized on its transfer of the Exchanged Assets and the Assets to Holdings or New Cabot Safety, as the case may be, and to pay the amount of federal income tax that is required to be paid on such gain under such Code Section. CSC has no current plan or intention to liquidate or to distribute or dispose of any of the Holdings Stock received pursuant to this Agreement, and CSC has no current plan or intention to sell, distribute, transfer or otherwise dispose of the Excluded Assets that it is retaining and Cabot has no current plan or intention to cause or permit CSC to sell, distribute, transfer or otherwise dispose of such Excluded Assets. Notwithstanding the foregoing, the provisions of this Section 4.9 shall not apply to any transfer or distribution of cash by CSC, any transfer, sale or distribution of the Chickasha Property or any sale, distribution or transfer of the Excluded Assets by any Seller other than CSC, provided, however, that in the event the carbon black business of CSC Canada is sold, distributed or transferred by CSC Canada, the proceeds received in such transaction shall not be directly or indirectly transferred by CSC Canada or CSC (other than pursuant to a distribution from CSC Canada to CSC), provided, that the foregoing shall not prevent a loan of such proceeds by CSC Canada or CSC.

                  4.10. Right to Update Schedules. Cabot and Sellers shall have the right to revise and update the Schedules referred to in Article 3 of this Agreement (other than Schedule 2.2(e), Schedule 3.1(d)(ii), or Schedule 3.1(m)(viii) (unless, in the case of Schedule 3.1(m)(viii), to reflect previously unknown facts or circumstances in existence on the date hereof)) as of the Closing Date in order to disclose in writing to Buyer any facts or circumstances learned by them subsequent to the execution of this Agreement (and which facts or circumstances were not otherwise known on the date hereof to any of the individuals named in Schedule 3.1A) that make any representation or warranty contained herein untrue or misleading. If any change made to any such Schedule or any such disclosure is in the reasonable judgment of Buyer material, the Buyer may, as its sole and exclusive remedy (subject to Section 7.2), elect not to consummate the transactions contemplated by this Agreement.

                  4.11. Ancillary Agreements. On the Closing Date, Cabot, the Sellers and the Buyer shall enter into each of (i) the Trademark Coexistence Agreement, (ii) the Subscription Agreement, (iii) the Stockholders' Agreement and (iv) the Management Advisory Agreement, substantially in the form of Exhibit F.

                  4.12. Respirator Liability Retention Arrangements. (a) On the Closing Date, the Buyer may by written notice and payment of the amounts payable under this Section 4.12 for such period to Cabot cause the Respirator Liability Retention arrangements described in this Section 4.12 to be in effect for the initial three-month period following the Closing Date. If such notice is given, Buyer shall pay to Cabot $100,000 for each three-month period during which the Respirator Liability Retention is in effect, payable in advance in immediately available funds. Effective as of the end of each consecutive three-month period following the Closing Date, the period of Respirator Liability Retention shall be extended for an additional three-month period by the Buyer's giving notice of such extension by written notice and payment of $100,000 to Cabot no later than ten days after the beginning of such three-month period. Buyer may at any time terminate the Respirator Liability Retention arrangements, whereupon Cabot shall promptly refund to Buyer the amount paid in respect thereof for the period from the date of such termination to the end the then current three-month period, based pro rata on the number of days elapsed. In the event such notice and payment are not timely given and paid, the Respirator Liability Retention arrangements shall be deemed terminated as of the end of the last three-month period for which payment was made, and shall not thereafter be extended unless Buyer and Cabot otherwise agree.

                  (b) During the period in which the Respirator Liability Retention arrangements remain in effect, Sellers shall remain responsible for, and shall indemnify Buyer in accordance with Section 8.1(i) in respect of, any and all liabilities described in Section 1.6(j) provided, however, that Sellers' indemnification responsibilities hereunder shall not apply to the portion, if any, of any liability for a Respirator Medical Condition attributable to the use of respirators or similar devices sold on or after the Closing Date. Following the termination of such arrangements, Buyer shall as of the termination date assume, be responsible for, and indemnify Sellers in accordance with Section 8.2(i) in respect of, any and all such liabilities not theretofore satisfied or discharged, provided, that in no event shall such termination affect Sellers' retention of the liabilities described in Section 1.6(b). Cabot agrees, during any period that the Respirator Liability Retention arrangements are in effect, to afford Buyer or its designees reasonable access, upon reasonable prior notice, to all records pertaining to litigation or other proceedings or claims involving Respirator Medical Conditions.

                  (c) It is understood and agreed that, without limiting any other provision of this Agreement (including, without limitation, the foregoing subsections 4.12(a) and (b)), Cabot will not provide to Buyer after the Closing Date any of the insurance or self insurance arrangements currently provided by Cabot or any Seller for the benefit of the Business.

5.       Conditions Precedent

                  5.1. Conditions Precedent to Obligations of Parties. The respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) No Injunction, etc. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated hereby shall be in effect.

                  (b) Antitrust Matters. Any filings required to be made by Buyer and Sellers under the Antitrust Improvements Act shall have been made, and the specified waiting periods thereunder (and any extensions thereof) shall have expired without the receipt of any objections from the appropriate governmental agency.

                  (c) Stockholders', Subscription. The Stockholders' Agreement, in substantially the form of Exhibit C hereto (the "Stockholders' Agreement"), and the Subscription Agreement, in substantially the form of Exhibit A hereto (the "Subscription Agreement") pursuant to which Vestar Equity Partners, L.P. (and Leonard Lieberman, the Seelig Family Lifetime Trust and any other designees approved by Cabot) shall have subscribed for 42,500 shares of Common Stock at an aggregate price of $8,500,000 and Preferred Stock with an initial stated value and purchase price equal to the Required Preferred Amount., shall have been executed and delivered by the parties thereto, and the transactions required to be consummated on the Closing Date pursuant thereto, including the equity investments in Buyer as set forth therein, shall have been completed.

                  (e) Trademark Coexistence Agreement. The Trademark Coexistence Agreement, in substantially the form of Exhibit B hereto (the "Trademark

Coexistence Agreement"), shall have been executed and delivered by the parties thereto.

                  (f) Management Arrangements. Each member of management designated by Buyer and CSC shall have entered into option and stock subscription and/or restricted stock grant arrangements satisfactory to the Buyer and CSC, and Holdings shall have received cash consideration for stock and equity incentives issued to them in an amount equal not less than $3 million less the amount deducted in determining the Cash Amount pursuant to clause (ii) of the last sentence of Section 2.2(b).

                  5.2. Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. All representations and warranties of Sellers and Cabot contained herein or in any certificate, instrument or other document delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date, and except to the extent that such representation or warranty has been revised and accepted pursuant to Section 4.10.

                  (b) Performance of Obligations. Sellers and Cabot shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date.

                  (c) Officers' Certificate. Buyer shall have received a certificate, dated the Closing Date, of each of the President of CSC and the Treasurer or any Vice President of Cabot to the effect that the conditions specified in subsections (a) and (b) above have been fulfilled.

                  (d) Opinion. Buyer shall have received an opinion dated the Closing Date from counsel to Sellers, in form reasonably satisfactory to it.

                  (e) Funding. Buyer shall have received the proceeds of (i) at least $135 million of debt financing and (ii) an additional committed working capital facility for the Buyer of at least $15 million shall be in effect, in each case on terms and conditions satisfactory to Buyer.

                  (f) Consents, etc. All licenses, permits, consents, approvals, authorizations and orders of governmental authorities and other third parties necessary for the consummation of the transactions contemplated hereby, and the continuation of the business transferred pursuant hereto as currently conducted following such consummation, shall have been obtained.

                  (g) Actions and Proceedings. All corporate actions, proceedings, instruments and documents of Sellers required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                  5.3. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers and Cabot to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers and Cabot) at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate, instrument or other document delivered to Sellers or Cabot pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.

                  (b) Performance of Obligations. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date (including those contained in Article 6).

                  (c) Officer's Certificate. Sellers shall have received a certificate, dated the Closing Date, of the President of Buyer to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) Actions and Proceedings. All corporate actions, proceedings, instruments and documents of Buyer required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                  (e) Opinion. Cabot and Sellers shall have received an opinion dated the Closing Date from counsel to Buyer, in form reasonably satisfactory to it.

6.       Employees and Employee Benefits

                  6.1. Offer of Employment. Buyer shall offer employment, commencing on the Closing Date on the same terms and conditions presently offered by Sellers to all salaried and hourly employees employed by Sellers with respect to the Business other than members of management, with respect to whom Buyer shall offer Employment on such terms as Buyer and such individuals may agree, provided that the foregoing shall not be deemed to restrict the Buyer's right, after the Closing Date, to terminate the employment, or change the terms or conditions thereof, of any Transferred Employee (as defined below). Those employees to whom offers of employment are made and who commence employment as of the Closing Date shall be collectively referred to as the "Transferred Employees". However, Buyer represents that while it may change the elements of compensation and benefits for Transferred Employees, it is Buyer's intention, absent a change in circumstances, that the total compensation and benefit package for Transferred Employees will be at least comparable to their present total compensation and benefit package. For purposes of this section 6.1, any person on short-term disability, vacation or leave of absence with a definite date of return shall be considered offered employment as set forth in this section; but any person on long-term disability, layoff or on a leave of absence with no prior agreement or understanding to return to employment with Sellers at the end of such disability, layoff or leave shall not be considered offered employment. Sellers shall remain liable for any amounts to which any employee (including a Transferred Employee) of the Sellers becomes entitled under any benefit or severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of, or in connection with, the transactions contemplated by this Agreement.

                  6.2. Existing Benefit Plans. (a) Cash Balance and 401(k) Plan. Buyer shall, on the Closing Date, assume sponsorship of the Cabot Safety Corporation Employees' Retirement Account Plan and the Cabot Safety Corporation Employees' 401(k) Savings Plan and the Specialty Composites Corporation Non-Union Employees' Retirement Plan. Such plans shall be amended to reflect the provisions agreed to in this paragraph (a).

                  (b) SERP. On the Closing Date, Buyer shall assume sponsorship of the Cabot Safety Corporation Supplemental Executive Retirement Plan which plan shall be amended to reflect such assumption.

                  (c) Welfare Plans. On the Closing Date, Buyer shall assume sponsorship of the "employee welfare benefit plans" (as defined in section 3(1) of ERISA) sponsored by CSC pursuant to which any Transferred Employees may receive health, dental, life insurance, accidental death and dismemberment and disability benefits and CSC shall, at the election of Buyer and with the consent of any insurer if required, assign to Buyer any contract of insurance pursuant to which such benefits are provided. For at least two years after the Closing Date, Buyer shall provide employee benefits for the benefit of the Transferred Employees on terms no less favorable in the aggregate than those currently provided under such employee welfare benefit plans and the retirement plans referred to in paragraph (a) above.

                  (d) Information to be Supplied. With respect to plans the sponsorship of which is assumed hereunder, Sellers shall promptly supply Buyer with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits and election forms under the applicable plans and (ii) any other information reasonably requested by Buyer that is necessary or appropriate for the administration of the plans.

                  (e) Indemnity. Sellers agree to defend, indemnify and hold harmless Buyer and any of its affiliates from and against any cost, liability and expense actually incurred by any of them as a result of any claim made by any employee of the Sellers for severance pay arising as a result of the transactions contemplated by this Agreement (assuming compliance by Buyer with Section 6.1).

                  (f) No Rights Conferred on Employees. Nothing herein expressed or implied shall confer upon any Transferred Employee any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

7.       Termination

                  7.1. General. This Agreement may be terminated and the transactions contemplated herein abandoned (a) by mutual consent of Buyer and Sellers, (b) by Buyer, if there has been a material breach of Sellers' or Cabot's covenants and agreements hereunder or if the conditions contained in
Section 5.2 cannot be fulfilled on or before the Closing Date, as extended by agreement of the parties, (c) by Sellers, if there has been a material breach of Buyer's covenants and agreements hereunder or if the conditions contained in
Section 5.3 cannot be fulfilled on or before the Closing Date, as extended by agreement of the parties, (d) by Buyer or CSC by notice to the other parties in the event that the Closing Date shall not have occurred on or before July 31, 1995, unless such date is extended by mutual agreement of the parties or (e) by Buyer pursuant to Section 4.10.

                  7.2. No Liabilities in Event of Termination. In the event of any termination of this Agreement pursuant to Section 4.10 or Section 7.1, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability on the part of Buyer, Sellers or Cabot, except that Section 10.2 of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing any other party for actual common law fraud or wilful breach of this Agreement.

                  7.3. Return of Documents. In the event of the termination of this Agreement pursuant to this Section 7, Buyer agrees, upon request of Sellers, to return all documents of Sellers previously provided to Buyer.

8.       Indemnification

                  8.1. Sellers and Cabot Indemnity. Sellers and Cabot jointly and severally agree to indemnify and hold Buyer and its Affiliates harmless against and in respect of (i) all obligations and liabilities of Sellers or any of their Affiliates, whether accrued, absolute, fixed, contingent or otherwise, not assumed by Buyer pursuant to the Assumption Agreement or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; (ii) any claim, cost, loss, liability or damage incurred or sustained by Buyer or its Affiliates as a result of any misrepresentation or breach of warranty by Sellers or Cabot (except as disclosed prior to the Closing pursuant to Section 4.10 and other than breaches of the tax related representations and warranties contained in subsection 3.1(t) which are dealt with in Article 9) or a breach by Sellers or Cabot of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; and (iii) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Buyer or its Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1. In addition, in the event that the A-O Purchase Agreement (as defined below) has not satisfactorily been assigned to Buyer, Sellers and Cabot jointly and severally agree to indemnify and hold Buyer and its Affiliates harmless against and in respect of any claim, cost, loss, liability or damage incurred or sustained by Buyer or its Affiliates in connection with (i) environmental matters affecting the Business to the extent covered by any indemnity or similar agreement under or pursuant to the Purchase Agreement, dated January 30, 1990 (the "A-O Purchase Agreement"), between American Optical Corporation and Cabot Acquisition Corp., as amended (an "A-O Environmental Loss") and (ii) at any and all times that the Respirator Liability Retention is not in effect as set forth in
Section 4.12, liabilities covered by Section 1.6(j) involving respirators or similar devices manufactured by American Optical Corporation and its predecessors and not constituting Excluded Liabilities under 1.6(b), to the extent covered by any indemnity or similar agreement under or pursuant to the A-O Purchase Agreement (an "A-O Respirator Loss"); provided, however, that Sellers and Cabot shall not be liable to Buyer and its Affiliates for any such indemnification unless and until, and then only to the extent that, Sellers and Cabot have actually recovered under such A-O Purchase Agreement amounts in respect of such A-O Environmental Loss or A-O Respirator Loss, as the case may be, that exceed the aggregate loss, costs and expenses theretofore incurred by Sellers or Cabot (other than in respect of their obligations hereunder) in respect of such A-O Environmental Loss or A-O Respirator Loss, or in enforcing their rights to indemnification for an A-O Environmental Loss or A-O Respirator Loss, as the case may be, under such A-O Purchase Agreement. Cabot and Sellers shall use their commercially reasonable best efforts to obtain any such recovery to which any or all of Cabot or any of the Sellers are entitled under such A-O Purchase Agreement in respect of any A-O Environmental Loss or A-O Respirator Loss.

                  8.2. Buyer Indemnity. Buyer and its subsidiaries jointly and severally agree to indemnify and hold Sellers and Cabot and their respective Affiliates harmless against and in respect of (i) all obligations and liabilities whether accrued, absolute, fixed, contingent or otherwise, assumed by Buyer and its subsidiaries pursuant to this Agreement, the Assumption Agreement or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; (ii) any claim, cost, loss, liability or damage incurred or sustained by Sellers or Cabot or their respective Affiliates as a result of any misrepresentation or breach of warranty by Buyer or a breach by Buyer of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; (iii) any claim, cost, loss, liability or damage incurred or sustained by Cabot, Sellers or any Affiliate of Sellers as a result of the operation of the business and Assets by Buyer following the opening of business on the Closing Date; and (iv) all reasonable costs and expenses (including reasonable attorneys' fees and allocable costs of in-house legal staff and disbursements) incurred by Sellers or their Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

                  8.3. Procedures for Indemnification. Promptly after receipt by an indemnified party under this Section 8 of notice of any claim, the commencement of any action, or the discovery of any facts or circumstances which could reasonably result in, if not attended to, a claim or commencement of any action, the indemnified party shall, if a claim in respect thereof is to be or may be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim, the commencement of that action or state of facts or circumstances; but a delay in giving such notice shall not relieve the indemnifying party of its indemnification obligations unless it has been prejudiced by such delay. If any such claim shall be brought against an indemnified party, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any such claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnified party shall have the right at its sole cost and expense to employ counsel to represent it if, in the indemnified party's reasonable judgment, it is advisable for the indemnified party to be represented by separate counsel. The parties each agree to render to the other parties such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

             8.4. Additional Agreements. (a) The indemnities provided in this
Section 8 shall survive the Closing, except that: (i) Sellers and Cabot shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in (1) subsection 3.1(m) or (q), unless notice of such claim shall have been delivered in accordance with this Section 8 on or before the third anniversary of the Closing Date and (2) any subsection of Section 3.1 (other than subsections 3.1(m), (q) and (t)), unless notice of such claim shall have been delivered in accordance with this
Section 8 on or before the date that is 18 months after the Closing Date; and
(ii) Buyer shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in Section 3.2, unless notice of such claim shall have been delivered in accordance with this Section 8 on or before the date that is 18 months after the Closing Date.

                  (b) Sellers and Cabot shall not be liable pursuant to this
Section 8 for any losses or claims in respect of any breach of representation or warranty hereunder until the aggregate amount of all such losses and claims referred to in this Section exceeds $3,000,000, at which time such parties shall be liable in respect of all such losses and claims, including such $3,000,000. The aggregate indemnification obligations of Sellers and Cabot under Section 8 for any claim or loss in respect of any breach of representation or warranty hereunder shall not exceed the amount equal to the net cash proceeds to Sellers of the transactions contemplated hereby remaining after giving effect to the repayment of indebtedness of Sellers in connection therewith concurrently with the consummation of such transactions. Such limitation shall not apply to Sellers' and Cabot's indemnification obligations in respect of Taxes, which obligations are governed solely by the provisions set forth in Section 9 below.

                  (c) Each party hereto agrees that indemnification pursuant to this Section 8 (and, with respect to Taxes, under Section 9) shall be the exclusive remedy of such party against another party hereto for breach of representations and warranties under this Agreement.

9.       Indemnification for Taxes and Other Tax Matters

                  9.1. Indemnification for Taxes. From and after the Closing Date, Sellers shall save, defend, indemnify and hold Buyer and each of the Foreign Sales Companies harmless from and against (a) any and all Taxes imposed on any member of any consolidated, combined or unitary group that includes the Sellers or any Foreign Sales Company for any taxable period or (b) any and all Taxes with respect to which any Foreign Sales Company or any entity as successor thereto is liable, in each case only to the extent such Taxes exceed, in the aggregate, the accruals therefor in the Financial Information or on the books of the Foreign Sales Companies, in the aggregate, and are attributable to, accrue during or are otherwise allocable to (X) any taxable period ending on or prior to the Closing Date, (Y) that portion of any taxable period prior to and including the Closing Date (an "Interim Period") (Interim Periods and any taxable years that end on or before the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"), or (Z) any taxable period that includes the Closing Date and which are not attributable to the income or activities of the Foreign Sales Companies during the portion of such taxable period after the Closing Date, (c) any and all claims, costs, losses, liabilities or damages (including reasonable attorneys' fees and disbursements) arising out of or resulting from (A) the inaccuracy or breach of any representation or warranty made by Sellers or Cabot in clauses (i), (vii), or
(viii) of Section 3.1(t), or (B) the failure by Sellers or Cabot to perform or observe any covenant or agreement contained in Section 4.9 and (d) any and all claims, costs, losses, liabilities or damages arising out of or resulting from a finding that the representations contained in the penultimate sentence of
Section 4.9 were untrue when made, provided that in the case of this clause (d), Cabot and Sellers shall have no liability to Buyer unless it has been determined by clear and convincing evidence in a court of competent jurisdiction that such representations were fraudulently made.

                  9.2. Apportionment of Tax Liability. In order appropriately to apportion any Taxes of the Foreign Sales Companies relating to any taxable year that includes an Interim Period, the parties hereto shall, at Cabot's option, either (i) cooperate to elect with the relevant Taxing authority to treat for all purposes the Closing Date as the last day of the taxable year of the Foreign Sales Companies, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this Agreement, or (ii) in the case of any Tax imposed on gross or net income, to apportion such Taxes for an Interim Period as if such Interim Period were a short taxable year. All other Taxes of the Foreign Sales Companies that are attributable to a taxable year that includes an Interim Period shall be apportioned to the period to which they legally relate, or, if not capable of being so apportioned, shall be apportioned based upon a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the number of days in such taxable year.

                  9.3. Allocation of Purchase Price. Within 180 days after the Closing Date, Buyer shall provide to Sellers copies of Internal Revenue Service Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the purchase price for the Assets based on the fair market value assigned to such Assets by the Buyer ("Allocated Asset FMV").

                  9.4. Cash Flow Loans and Indemnification for Lost Tax Benefits. (a) Cabot, Sellers and Buyer have entered into this transaction based on (i) the Sellers' representation that Sellers' adjusted tax basis ("Historical Basis") in the Assets which are "Section 197 intangibles" within the meaning of
Section 197(d) of the Code ("Section 197 Assets") and the remaining statutory recovery period or useful life ("Historical Recovery Periods") with respect to such Assets, in each case, as of June 30, 1995, are as set forth on Schedule 9.4 hereto; (ii) Sellers' representation that as of the Closing Date, such Historical Basis and Historical Recovery Periods shall be reduced only to the extent necessary to reflect the passage of time between July 1, 1995 and the Closing Date; and (iii) Sellers' representation that, except as otherwise indicated on Schedule 9.4, all such Section 197 Assets are depreciable for United States federal income tax purposes under the U.S. income tax principles in effect prior to the enactment of Section 197 of the Code.

                  (b) If the Historical Basis and/or Historical Recovery Periods of the Section 197 Assets are adjusted as a result of an audit of Cabot's, Seller's or Buyer's Return (hereinafter referred to, in each case, as an "Audit Adjustment"), Cabot and Sellers shall make interest-free loans to Buyer (each a "Cash Flow Loan") and shall jointly and severally reimburse and indemnify Buyer for the aggregate amount of any additional Taxes that are imposed on the Buyer (or any successor thereof) in respect of the Buyer's first twelve (12) taxable years following the Closing Date ("Additional Taxes"), but only to the extent of the Required Tax Indemnity Payment (as defined below) and Buyer shall repay such Cash Flow Loans and/or make payments to Cabot and Sellers as hereinafter set forth.

                  (c) Within 30 days after each Determination Date, Arthur Andersen & Co., or such other nationally recognized public accounting firm as the parties may select for this purpose, shall calculate the Required Tax Indemnity Payment, and the details of such calculation shall be furnished to Cabot and Sellers. If Cabot objects to such calculations, it shall notify Buyer within 15 business days after receipt thereof, specifying its objections in reasonable detail. The parties shall meet promptly and negotiate in good faith to resolve any differences; any unresolved differences shall be referred for resolution to a nationally recognized public accounting firm selected by mutual agreement.

                  (d) The party owing the Required Tax Indemnity Payment shall make such payment or, in the case of Cabot or Sellers, a Cash Flow Loan equal to the amount of such payment, within 10 business days after the receipt by Cabot and Sellers of the calculation, in reasonable detail, of the Required Tax Indemnity Payment or, in the event of a dispute as to such calculation, 3 business days after the resolution of such dispute.

                  (e) Instead of making a Required Tax Indemnity Payment, Sellers may, at their option, elect to make a Cash Flow Loan to Buyer for the amount of such payment; provided, however, that Buyer shall be required to repay the aggregate principal amount of any such Cash Flow Loans only to the extent that such principal amount, plus the aggregate amount of any Required Tax Indemnity Payments made by Sellers which are not represented by such Cash Flow Loans, if any, exceeds the aggregate amount of any Required Tax Indemnity Payments made, or required to be made, by Sellers, as of the relevant Determination Date. Cabot and Sellers shall forgive the repayment of the principal amount of any Cash Flow Loans which Buyer is not required to repay under the preceding sentence with respect to Buyer's twelfth Relevant Taxable Year, and Cabot and Sellers shall make an additional payment to Buyer equal to the amount of any Additional Taxes payable by Buyer as a result of Cabot's and Sellers' forgiveness of such repayment and/or such additional payment.

                  (f) Notwithstanding any other provision of this Section 9.4, Sellers and Cabot shall not be required to make any further Cash Flow Loans or other payments to Buyer under this Section 9.4 after an initial public offering of the stock of Holdings, New Cabot Safety or any successor has been consummated.

                  (g) Cabot shall have the right, subject to any requirements of the Code, to determine the characterization of any payment made under this
Section 9.4, and all parties shall file their Returns consistent with such characterization.

                  (h) The following definitions shall apply for purposes of this
Section 9.4:

                  "Required Tax Indemnity Payment" means, as of each Determination Date, an amount equal to the Reimbursable Excess Income Taxes calculated as of such date less the aggregate amount of all Required Tax Indemnity Payments and Cash Flow Loans made in respect of all previous Determination Dates. In the event such difference is a positive number, Sellers and Cabot shall jointly and severally pay such difference to Buyer or make a Cash Flow Loan to Buyer equal to such amount. In the event such difference is a negative number, Buyer shall pay such difference to Cabot or Sellers or repay a Cash Flow Loan, as the case may be, but only to the extent that the aggregate amount of Required Tax Indemnity Payments previously paid to Buyer, or Cash Flow Loans made to Buyer, have not been previously repaid to Cabot or the Sellers.

                  "Determination Date" means the date or dates each year on which Buyer actually files its U.S. federal, state and local income or franchise tax returns (or amended returns) and pays (or is deemed to have paid) the taxes shown as due on such returns, or any other date on which Buyer otherwise makes an actual payment of such taxes (other than a payment of estimated taxes), following the date on which an Audit Adjustment occurs.

                  "Reimbursable Excess Income Taxes" means, as of any Determination Date, an amount equal to the excess, if any, of (a) the Income Taxes Actually Paid in respect of all Relevant Taxable Years that have ended on or prior to such Determination Date over (b) the sum of (x) the amount of U.S. federal, state and local income or franchise taxes (including all interest and penalties payable by Buyer with respect to such taxes) that Buyer would have paid, net of refunds, for all such Relevant Taxable Years but for an Audit Adjustment to the Historical Basis and/or Historical Recovery Periods of the Sellers, and/or the tax treatment of any loans and payments made by the parties hereunder plus (y) $250,000 times the number of such Relevant Taxable Years (or pro rata portion thereof in the case of any short Relevant Taxable Years).

                  "Relevant Taxable Year" means each of the first twelve (12) federal, state and local income or franchise taxable years of Buyer commencing on or after the Closing Date.

                  "Income Taxes Actually Paid" means, in respect of a Relevant Taxable Year, the sum of any U.S. federal, state and local income or franchise taxes that were actually paid by Buyer, net of refunds, in respect of such Relevant

         Taxable Year with respect to Buyer (including all interest and penalties payable by Buyer with respect to such taxes) after giving effect to any amended Returns filed by Buyer with respect to such Relevant Taxable Year.

                  9.5. Transfer Taxes. All sales, motor vehicle or transfer Taxes, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto) shall be paid when due by Buyer and Sellers, with 50% of each such amount payable by Buyer and 50% of each such amount payable by Sellers.

                  9.6. Preparation of Tax Returns and Payment of Taxes Shown as Due Thereon. Sellers shall prepare and file, or cause to be prepared and filed, any and all Returns for, including or required to be filed by any Foreign Sales Company for any taxable period ending on or before the Closing Date and Sellers shall pay (or cause to be paid) all Taxes that are due with respect to such Returns. Buyer shall prepare and file, or cause to be prepared and filed, any and all Returns for, including or required to be filed by any Foreign Sales Company for any taxable period ending after the Closing Date and Buyer shall pay (or cause to be paid) all Taxes that are due with respect to such Returns.

                  9.7. Cooperation and Audits. In connection with the preparation of Tax Returns and audit examinations relating to the Foreign Sales Companies by any governmental Taxing authority or administrative or judicial proceedings resulting therefrom, Sellers, Buyer and the Foreign Sales Companies shall cooperate fully with one another, including but not limited to the furnishing or making available of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of returns, the conduct of audit examinations or the defense of claims by Taxing authorities as to the imposition of Taxes. After the Closing Date, CSC or Cabot shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to Taxes reflected on all Tax Returns filed by the Foreign Sales Companies on or before the Closing Date, and Buyer shall control the conduct of all other audits or other administrative or judicial proceedings with respect to the Tax liability of the Foreign Sales Companies.

                  9.8. Code Section 351 Transfer. CSC, Cabot and Buyer agree that they shall treat CSC's transfer of the Exchanged Assets to Holdings in exchange for Holdings Stock as a Section 351 Transfer.

                  9.9. Exclusivity and Survival. The indemnification obligations of the Sellers under this Agreement with respect to Taxes and Section 3.1(t) shall be governed solely by the provisions of this Section 9 and, notwithstanding any other provision of this Agreement, the representations, warranties, covenants and obligations of the Sellers contained in this Agreement relating to Taxes (including any indemnification obligation pursuant to Section 9.4) shall survive the Closing and shall remain in full force and effect until fully carried out or until the expiration of any applicable statute of limitations that forecloses the applicable Taxing authorities from assessing or imposing such Taxes (including, without limitation, Additional Taxes as defined in Section 9.4), provided that notice of such claim shall have been delivered to Cabot and Sellers on or before (A) the expiration of the longest statute of limitations applicable to claims against Seller by any relevant taxing authority in respect of all representations and warranties made in subsection 3.1(t) other than in clause (viii) thereof and (B) in respect of the representations and warranties made in subsection 3.1(t)(viii), the earlier to occur of (x) the second anniversary of the Closing Date, (y) the consummation of an Initial Public Offering and (z) the earliest date on which Vestar Equity Partners, L.P. or an Affiliate ceases to own an aggregate number of shares of Common Stock equal to at least 51% of the aggregate number of shares of Common Stock owned by it on the Closing Date. All claims for indemnification with respect to Taxes under this Section 9 of the Agreement shall be made in accordance with the provisions of Section 8.3 of this Agreement.

10.      Miscellaneous

                  10.1. Public Announcements. No news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by any party prior to the Closing Date without the prior written consent of the other parties, unless in the opinion of counsel to such party such release or announcement is required by law.

                  10.2. Expenses. In the event that the transactions contemplated by this Agreement are not completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' and accountants' fees; and except as otherwise provided herein, all such fees and expenses shall be paid by the Buyer in the event that the transactions contemplated by the Agreement are completed and the Closing occurs.

                  10.3. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by courier service or mail (with receipts), as follows:

                  (a)      Prior to Closing, if to Sellers:

                  Cabot Safety Corporation
                  One Washington Mall
                  Boston, MA 01550
                  Telephone No. (617) 371-4200
                  Telecopy No.  (617) 371-4233

                  Attention: General Counsel

                  with a copy to:

                  Cabot Corporation
                  75 State Street
                  Boston, MA 02109
                  Telephone No. 617-345-0100
                  Telecopy No.  617-342-6039

                  Attention:  General Counsel

                  (b)      After Closing, if to Sellers:

                  c/o Cabot Corporation
                  75 State Street
                  Boston, MA 02109
                  Telephone No. 617-345-0100
                  Telecopy No.  617-342-6039

                  Attention:  General Counsel

                  (c)      If to Buyer:

                  Cabot Safety Corporation
                  One Washington Mall
                  Boston, MA 01550
                  Telephone No. (617) 371-4200
                  Telecopy No.  (617) 371-4233

                  with a copy to:

                  Vestar Equity Partners, L.P.
                  245 Park Avenue
                  New York, New York 10167

                  Telephone No.  (212) 949-6500
                  Telecopy No. (212) 808-4922

                  Attention:   Norman W. Alpert

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Telephone No. (212) 455-2000
                  Telecopy No. (212) 455-2502

                  Attention:  Wilson S. Neely

or to such other address or to the attention of such other person as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date delivery is made or refused.

                  10.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Letter constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  10.5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Cabot agrees to cause each Seller to performance each of its respective obligations hereunder.

                  10.6. Bulk Sales Law. The parties agree to waive compliance with the provisions of the bulk sales law of any jurisdiction. Sellers agree to indemnify and hold harmless Buyer from and against any and all liabilities other than Assumed Liabilities which may be asserted by third parties against Buyer as a result of such noncompliance.

                  10.7. Assignability. This Agreement shall not be assignable, in whole or in part, by any party hereto without the prior written consent of the other parties hereto (except that Buyer may assign all or any portion of its rights hereunder to an Affiliate).

                  10.8. No Third Party Beneficiaries. Nothing herein expressed or implied shall confer upon any of the employees of Sellers, Buyer, or any of their Affiliates, any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of the Agreement.

                  10.9. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  10.10. Non-Compete. In order that Buyer and its Affiliates may have and enjoy the full benefit of the Assets, each of Sellers and Cabot agree that, for a period of 5 years commencing on the Closing Date, neither Cabot nor any of its subsidiaries (including Sellers) will, without the express written approval of Buyer, directly or indirectly manage, own, operate or advise any foreign or domestic business (including any corporation, partnership, proprietorship, joint venture or other entity) which engages in any business, anywhere in the world, that competes with the Business as it is conducted on the Closing Date.

                  10.11. Certain Securities Representations. In connection with its receipt of capital stock pursuant to Section 2.2, CSC represents that (i) it is not an underwriter as such term is defined under the Securities Act of 1933 (the "Act") and it will receive the shares of Common Stock and Preferred Stock of New Cabot Safety for its account for the purpose of investment and not with a view to the distribution or resale thereof and (ii) it understands that such shares have not been registered under the Act or under any state securities law or blue sky law of any jurisdiction ("Blue Sky Law") and, therefore, none of such shares can be sold, assigned, transferred, pledged or otherwise disposed of without registration under the Act and under applicable Blue Sky Law or unless an exemption from registration thereunder is available; and agrees that it shall not sell, assign, transfer, pledge or otherwise dispose of any such shares (or any interest therein) without registration under the Act and under applicable Blue Sky Law or unless an exemption from registration thereunder is available. CSC understands that the stock certificate evidencing such shares will bear a legend to the effect of the foregoing.

                  10.12. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.13. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

                  10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  10.15. APPLICABLE LAW; JURISDICTION; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            CABOT SAFETY CORPORATION

                                            By /s/ JOHN D. CURTIN, JR.
                                               -------------------------
                                              Name: John D. Curtin, Jr.
                                              Title:Chairman

                                            CABOT CANADA, LTD.

                                            By /s/ DANIEL L. CURTIS
                                               -------------------------
                                              Name: Daniel L. Curtis
                                              Title:President

                                            CABOT SAFETY LIMITED

                                            By /s/ IAN MITCHELL
                                               -------------------------
                                              Name: Ian Mitchell
                                              Title:Managing Director

                                            CABOT CORPORATION

                                            By /s/ SAMUEL W. BODMAN
                                               -------------------------
                                              Name: Samuel W. Bodman
                                              Title:Chairman

                                            CABOT SAFETY HOLDINGS CORPORATION

                                            By /s/ DANIEL O'CONNELL
                                               -------------------------
                                              Name: Daniel O'Connell
                                              Title:President

                                            CABOT SAFETY ACQUISITION
                                            CORPORATION

                                            By /s/ NORMAN W. ALPERT
                                               -------------------------
                                              Name: Norman W. Alpert
                                              Title:President